Exhibit 21.1

List of Subsidiaries

Brock Gas Systems & Equipment, Inc.

Cimarex Energy Services, Inc.

Cimarex California Pipeline LLC

Columbus Energy Corp.

Columbus Energy L.P.

Columbus Gas Services, Inc.

Columbus Texas, Inc.

Cimarex Texas LLC

Cimarex Texas L.P.

Key Production Company, Inc.

Key Production Texas L.P.

Key Texas LLC

Old River Gas Pipeline, LLC